Exhibit 99.1

TIME WARNER INC. REPORTS FOURTH-QUARTER AND FULL-YEAR 2014 RESULTS

Full-Year Highlights

•	Revenues increased 3% to $27.4 billion

•	Company posted Adjusted Operating Income of $5.8 billion

•	Adjusted EPS rose 18% to $4.15, the 6th consecutive year of at least high teens growth

•	Free Cash Flow increased 12% to $3.5 billion

•	Company repurchased 77 million shares for $5.5 billion

•	Board authorized a 10% increase in quarterly dividend for March 2015

NEW YORK, February 11, 2015 – Time Warner Inc. (NYSE:TWX) today reported financial results for its fourth quarter and full year ended December 31, 2014.

Chairman and Chief Executive Officer Jeff Bewkes said: “We had another very successful year in 2014, with solid revenue growth and robust 18% Adjusted EPS growth – our sixth consecutive year of at least high teens Adjusted EPS growth. Our financial performance reflects the strength of our position as the world’s leading video content company. For the year, three of Turner’s networks – TBS, TNT and Adult Swim – ranked among ad-supported cable’s top 10 networks in primetime among adults 18-49. TNT was home to 6 of the top 15 original series on ad-supported cable in 2014, more than any other network, including the three most watched new series, The Last Ship, The Librarians, and Murder in the First. CNN strengthened its programming and in 2014 had an average total day monthly reach of almost 77 million total viewers, the highest of any cable news network. HBO also had another outstanding year, airing its most-watched original series ever – Game of Thrones – and its most-watched freshman series, True Detective. HBO’s strong performance was reflected in its 19 Primetime Emmy Awards – the most of any network for the thirteenth consecutive year – and in its highest growth in domestic subscribers in over three decades. Together Warner Bros. and HBO received 13 Academy Award nominations, including Best Picture for American Sniper, which set box office records last month. In television production, Warner Bros. is airing more than 60 series for the 2014-2015 television season, including the most primetime series on broadcast networks of any studio for the 11th time in the past 12 seasons. Warner Bros. also successfully mined its rich DC library with Gotham and The Flash emerging as two of the season’s bona fide freshman hits.”

Mr. Bewkes added: “Last year we also returned $6.6 billion to shareholders through share repurchases and dividends. We’re committed to building on our strong record of providing direct returns to shareholders, evidenced by the 10% increase in our dividend approved by our Board, which is the sixth straight year we’ve raised the dividend by double-digits.”

Full-Year Company Results1

Full-year revenues increased 3% from 2013 to $27.4 billion due to growth across all divisions. Adjusted Operating Income declined 6% from 2013 to $5.8 billion primarily due to charges at Turner related to its decision to no longer air certain programming and restructuring and severance charges across all segments. Operating Income decreased 5% from 2013 to $6.0 billion.

The Company posted 2014 Adjusted Diluted Income per Common Share from Continuing Operations (“Adjusted EPS”) of $4.15, up 18% from $3.51 in the prior year. Adjusted EPS included a net tax benefit of $639 million primarily related to the reversal of certain tax reserves as a result of an audit settlement. Excluding the tax matters, programming charges at Turner and restructuring and severance charges in the third and fourth quarters, Adjusted EPS would have been $4.05. Diluted Income per Common Share from Continuing Operations was $4.41 in 2014 compared to $3.56 in 2013.

In 2014, Cash Provided by Operations from Continuing Operations reached $3.7 billion and Free Cash Flow totaled $3.5 billion. As of December 31, 2014, Net Debt was $19.9 billion, up from $18.3 billion at the end of 2013, due to share repurchases, dividends and investments and acquisitions, partially offset by the generation of Free Cash Flow, cash received from Time Inc. in connection with the spin-off and proceeds from the sale of the Company’s space in Time Warner Center.

Fourth-Quarter Company Results

Revenues declined 1% to $7.5 billion in the fourth quarter of 2014 due to declines at Warner Bros., partially offset by increases at Home Box Office and Turner. Adjusted Operating Income decreased 10% to $1.6 billion primarily due to restructuring and severance charges across all segments and charges at Turner related to its decision to no longer air certain programming. Operating Income decreased 20% to $1.4 billion. This included a $173 million foreign currency charge related to the remeasurement of net monetary assets denominated in Venezuelan currency resulting from a change in the foreign currency exchange rate used by the Company from the official rate to the SICAD 2 exchange rate.

In the fourth quarter, the Company posted Adjusted EPS of $0.98 versus $1.07 for the year-ago quarter. Excluding the programming charges at Turner and restructuring and severance charges, Adjusted EPS would have been $1.14. Diluted Income per Common Share from Continuing Operations was $0.84 for the three months ended December 31, 2014 compared to $1.01 for last year’s fourth quarter.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

From January 1, 2014 through February 6, 2015, the Company repurchased approximately 80 million shares of common stock for approximately $5.8 billion. These amounts reflect the purchase of approximately 12 million shares of common stock for approximately $948 million since the amounts reported in the Company’s third quarter earnings release issued on November 5, 2014. At February 6, 2015, approximately $4.2 billion remained available for repurchases under the Company’s stock repurchase program.

1 On June 6, 2014, the Company completed the legal and structural separation of Time Inc. from the Company. Accordingly, the Company has recast its financial information to present the financial condition and results of operations of its former Time Inc. segment as discontinued operations for all periods presented.

Regular Quarterly Dividend

On February 10, 2015, the Company’s Board of Directors increased the Company’s regular quarterly dividend by 10% to $0.35 per share.

Segment Performance

The schedule below reflects Time Warner’s financial performance for the three months and year ended December 31, by line of business (millions).

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2014	2013	2014	2013
		(recast)(a)		(recast)(a)

Revenues:
Turner	$2,607	$2,548	$10,396	$9,983
Home Box Office	1,338	1,260	5,398	4,890
Warner Bros.	3,815	3,996	12,526	12,312
Intersegment eliminations	(235)	(200)	(961)	(724)

Total Revenues	$7,525	$7,604	$27,359	$26,461

Adjusted Operating Income (Loss) (b):
Turner (c)(d)	$921	$879	$3,106	$3,536
Home Box Office	394	414	1,790	1,678
Warner Bros.	391	576	1,248	1,327
Corporate	(124)	(114)	(460)	(407)
Intersegment eliminations (c)(d)	14	14	149	61

Total Adjusted Operating Income	$1,596	$1,769	$5,833	$6,195

Operating Income (Loss) (b)(e):
Turner (c)(d)	$788	$853	$2,954	$3,486
Home Box Office	394	413	1,786	1,791
Warner Bros.	319	573	1,159	1,324
Corporate (f)	(126)	(120)	(73)	(394)
Intersegment eliminations (c)(d)	14	14	149	61

Total Operating Income	$1,389	$1,733	$5,975	$6,268

Depreciation and Amortization:
Turner	$56	$63	$225	$252
Home Box Office	22	29	91	100
Warner Bros.	97	101	390	379
Corporate	7	7	27	28

Total Depreciation and Amortization	$182	$200	$733	$759

(a)	The 2013 financial information has been recast so the basis of presentation is consistent with that of the 2014 financial information. Refer to Note 1, “Description of Business and Basis of Presentation.”
(b)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months and years ended December 31, 2014 and 2013 included restructuring and severance costs of (millions):

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
		(recast)(a)		(recast)(a)
Turner	$(26)	$(29)	$(249)	$(93)
Home Box Office	(6)	(3)	(63)	(39)
Warner Bros.	(119)	(16)	(169)	(49)
Corporate	(15)	(3)	(31)	(2)

Total Restructuring and Severance Costs	$(166)	$(51)	$(512)	$(183)

(c)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months and year ended December 31, 2014 included $44 million and $526 million, respectively, of programming charges at Turner. The charges for the three months and year ended December 31, 2014 were increased by $1 million and partially offset by $138 million, respectively, of intercompany eliminations primarily related to intercompany profits on programming Warner Bros. licensed to Turner. The result is a net charge to Time Warner for the three months and year ended December 31, 2014 of $45 million and $388 million, respectively.
(d)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months and year ended December 31, 2013 included $68 million and $73 million, respectively, of programming charges at Turner. These charges were partially offset by $4 million of intercompany eliminations primarily related to intercompany profits on programming Warner Bros. licensed to Turner for both the three months and year ended December 31, 2013. The result is a net charge to Time Warner for the three months and year ended December 31, 2013 of $64 million and $69 million, respectively.
(e)	Operating Income (Loss) for both the three months and year ended December 31, 2014 included the impact of a $173 million foreign currency charge related to the remeasurement of the Company’s net monetary assets denominated in Venezuelan currency resulting from a change in the foreign currency exchange rate used by the Company from the official rate to the SICAD 2 exchange rate.
(f)	Operating Income (Loss) for the year ended December 31, 2014 included a $441 million gain in connection with the sale of the Company’s space in Time Warner Center.

Presented below is a discussion of the performance of Time Warner’s segments for the fourth quarter and full year of 2014. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

TURNER

Full-Year Results

Revenues increased 4% ($413 million) to $10.4 billion, benefiting from growth of 7% ($367 million) in Subscription revenues, 1% ($34 million) in Advertising revenues and 2% ($12 million) in Content and other revenues. The increase in Subscription revenues was primarily due to higher domestic rates and international growth, partially offset by lower domestic subscribers and the effect of foreign currency exchange rates. Advertising revenues primarily benefited from growth at Turner’s domestic networks, principally due to its news businesses, partially offset by lower audience delivery and demand at its domestic entertainment networks, and the effect of foreign currency exchange rates. Content and other revenues increased primarily due to higher subscription video-on-demand revenues.

Adjusted Operating Income decreased 12% ($430 million) to $3.1 billion as higher revenues were more than offset by higher expenses, including increased programming costs and higher restructuring and severance expenses. Programming costs grew 19% primarily due to higher charges ($453 million) related to Turner’s decision to no longer air certain programming. Excluding these charges from both years, programming costs increased 7% primarily due to higher sports programming costs. The current year included $249 million of restructuring and severance costs compared to $93 million in the prior year. Excluding the programming and restructuring and severance charges, Adjusted Operating Income would have been $3.9 billion in 2014.

Operating Income declined 15% ($532 million) to $3.0 billion. Operating Income included a $137 million foreign currency charge related to the remeasurement of Turner’s net monetary assets denominated in Venezuelan currency.

In 2014, TBS, TNT and Adult Swim ranked among ad-supported cable’s top 10 networks in primetime among adults 18-49. TBS was the #2 ad-supported cable network in primetime among adults 18-49 and 25-54 in 2014. TNT claimed 6 of the top 15 ad-supported cable original series of 2014, more than any other network. Adult Swim ranked as the #1 ad-supported cable network in total day among adults 18-24 and 18-34 for the tenth consecutive year, the #1 ad-supported cable network in total day among adults 18-49 and the #1 ad-supported cable network in primetime among adults 18-24. In 2014, CNN had an average total day monthly reach of almost 77 million total viewers, the largest cumulative audience of any cable news network. In 2014, Turner’s bleacherreport.com averaged 39 million monthly unique visitors, and was the #2 digital sports destination.

Fourth-Quarter Results

Revenues increased 2% ($59 million) to $2.6 billion, due to increases of 5% ($66 million) in Subscription revenues and 3% ($5 million) in Content and other revenues, offset in part by a decline of 1% ($12 million) in Advertising revenues. The increase in Subscription revenues mainly resulted from higher domestic rates and international growth, partially offset by lower domestic subscribers, the effect of foreign currency exchange rates and the impact of a contract dispute with a distributor. Advertising revenues decreased due to declines at Turner’s domestic entertainment networks, primarily due to lower audience delivery and fewer Major League Baseball playoff games. That decline was partially offset by growth at Turner’s domestic news businesses and international networks, despite the negative effect of foreign currency exchange rates.

Adjusted Operating Income rose 5% ($42 million) to $921 million, primarily reflecting higher revenues. Programming costs declined 1% as Turner incurred $44 million in charges in the fourth quarter of 2014 compared to $68 million in last year’s quarter. Excluding the programming charges and $26 million in restructuring and severance charges, Adjusted Operating Income would have been $991 million in the fourth quarter of 2014.

Operating Income decreased 8% ($65 million) to $788 million and included the $137 million foreign currency charge.

HOME BOX OFFICE

Full-Year Results

Revenues increased 10% ($508 million) to $5.4 billion, due to Subscription revenue growth of 8% ($347 million) and an increase of 24% ($161 million) in Content and other revenues. The increase in Subscription revenues resulted mainly from higher domestic rates and subscribers, as well as the consolidations of HBO Asia and HBO South Asia (collectively, “HBO Asia”) and HBO Nordic. Content and other revenues rose primarily due to the licensing of select original programming to a subscription video-on-demand service and higher home video revenues, which benefited from sales of Game of Thrones: The Complete Third Season.

Adjusted Operating Income grew 7% ($112 million) to $1.8 billion, reflecting higher revenues, partly offset by increased expenses primarily due to higher programming and distribution costs as well as the comparison against the prior year results, which benefited from a $31 million adjustment to a receivable allowance. The increase in expenses also reflects higher restructuring and severance costs. Programming costs grew 12% mainly due to increased original programming expenses as well as the consolidations of HBO Asia and HBO Nordic. Distribution costs increased primarily due to higher participation expenses. The current year included $63 million of restructuring and severance costs compared to $39 million in the prior year. Excluding the restructuring and severance charges, Adjusted Operating Income would have been $1.9 billion in 2014.

Operating Income was essentially flat at $1.8 billion. The prior year included $113 million in gains related to HBO’s acquisitions of its partners’ interests in HBO Asia and HBO Nordic.

In 2014, HBO and Cinemax added a total of 2.8 million domestic subscribers, the most in over 30 years. In 2014, HBO received 19 Primetime Emmy Awards, the most of any network for the thirteenth consecutive year, with True Detective receiving five awards. In 2014, Game of Thrones, HBO’s most watched original series ever, and True Detective, the most-watched freshman season of HBO’s original series, on average reached over 19 million viewers and nearly 12 million viewers, respectively, in the U.S. For the 87th Academy Awards, HBO received two nominations, including Documentary Feature for Citizenfour.

Fourth-Quarter Results

Revenues increased 6% ($78 million) to $1.3 billion, due to Subscription revenue growth of 5% ($55 million) and an increase of 14% ($23 million) in Content and other revenues. The increase in Subscription revenues resulted mainly from higher domestic rates and subscribers. Content and other revenues grew due to higher home video revenues.

Adjusted Operating Income decreased 5% ($20 million) to $394 million, primarily due to higher programming, distribution and marketing costs. Programming costs grew 15% due to higher expenses for originals and acquired theatrical product. Similar to the full year results, the increase in distribution costs was primarily due to higher participation expenses.

Operating Income declined 5% ($19 million) to $394 million.

WARNER BROS.

Full-Year Results

Revenues increased 2% ($214 million) to $12.5 billion, due to stronger television revenues, primarily due to growth in initial telecast fees, including from the acquisition of Eyeworks Group’s operations outside the U.S., and higher international television licensing revenues due to growth in both subscription video-on-demand and linear television revenues. Revenues also benefited from a patent license and settlement agreement. The increase was partially offset by declines in theatrical and physical home video revenues due to the comparison to the strong 2013 theatrical and home entertainment slate as well as the negative effect of foreign currency exchange rates.

Adjusted Operating Income decreased 6% ($79 million) to $1.2 billion, as higher revenues were more than offset by higher television production costs and increased restructuring and severance costs. The current year included $169 million of restructuring and severance costs compared to $49 million in the prior year. Excluding the restructuring and severance charges, Adjusted Operating Income would have been $1.4 billion in 2014.

Operating Income decreased 12% ($165 million) to $1.2 billion. Operating Income included a $36 million foreign currency charge related to the remeasurement of Warner Bros.’ net monetary assets denominated in Venezuelan currency. The current year also included $41 million in asset impairments.

Warner Bros. has over 60 series airing on television for the 2014-2015 television season, including 34 primetime series on broadcast networks, the most of any studio for the 11th time in the past 12 years. Season-to-date, The Big Bang Theory ranked as broadcast television’s #1 series among adults 18-49 and The Voice ranked as broadcast television’s #1 non-scripted series among adults 18-49. For the 87th Academy Awards, Warner Bros. received 11 nominations, including a Best Picture nomination for American Sniper. Through February 8, The Hobbit: The Battle of the Five Armies grossed nearly $940 million at the worldwide box office. In 2014, Warner Bros. remained #1 domestically in overall home entertainment.

Fourth-Quarter Results

Revenues decreased 5% ($181 million) to $3.8 billion, mainly due to lower home entertainment and videogames revenues. The current year period included the home entertainment releases of Edge of Tomorrow and Tammy. The prior year period included the home entertainment releases of Man of Steel, Pacific Rim and The Hangover Part III and the videogame release of Batman: Arkham Origins. Also contributing to the decline was the negative effect of foreign currency exchange rates. The decline was partially offset by higher television licensing revenues.

Adjusted Operating Income decreased 32% ($185 million) to $391 million, mainly due to the decline in revenues and higher restructuring and severance charges. The current year quarter included $119 million of restructuring and severance costs compared to $16 million in the prior year quarter. Excluding the restructuring and severance charges, Adjusted Operating Income would have been $510 million in the fourth quarter of 2014.

Operating Income decreased 44% ($254 million) to $319 million and included the $36 million foreign currency charge and $36 million of asset impairments.

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Full-Year Results

Adjusted EPS was $4.15 for the year ended December 31, 2014, compared to $3.51 in 2013. The increase in Adjusted EPS primarily reflects lower taxes as a result of a net tax benefit of $639 million primarily related to the reversal of certain tax reserves in 2014 and fewer shares outstanding, offset in part by lower Adjusted Operating Income.

For the year ended December 31, 2014, the Company had Income from Continuing Operations attributable to Time Warner common shareholders of $3.9 billion, or $4.41 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in 2013 of $3.4 billion, or $3.56 per diluted common share.

For the years ended December 31, 2014 and 2013, the Company reported Net Income of $3.8 billion and $3.7 billion, respectively.

Fourth-Quarter Results

Adjusted EPS was $0.98 for the three months ended December 31, 2014, compared to $1.07 in last year’s fourth quarter. The decrease in Adjusted EPS primarily reflects lower Adjusted Operating Income and higher taxes, offset in part by fewer shares outstanding.

For the three months ended December 31, 2014, the Company had Income from Continuing Operations attributable to Time Warner common shareholders of $720 million, or $0.84 per diluted common share. This compares to Income from Continuing Operations attributable to Time Warner common shareholders in the fourth quarter of 2014 of $934 million, or $1.01 per diluted common share.

For the fourth quarters of 2014 and 2013, the Company had Net Income of $718 million and $983 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS, among other measures, to evaluate the performance of its businesses. These measures are considered important indicators of the operational strength of the Company’s businesses. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and the foreign currency loss during the three months ended December 31, 2014, related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to begin using the SICAD 2 exchange rate. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues.

Adjusted EPS is Diluted Income per Common Share from Continuing Operations attributable to Time Warner Inc. common shareholders with the following items excluded from Income from Continuing Operations attributable to Time Warner Inc. common shareholders: noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets (other than deferred gains on sale-leasebacks), liabilities and investments; gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; the foreign currency loss during the three months ended December 31, 2014 related to the translation of net monetary assets denominated in Venezuelan currency resulting from the Company’s change to begin using the SICAD 2 exchange rate; and amounts attributable to businesses classified as discontinued operations; as well as the impact of taxes and noncontrolling interests on the above items and the Company’s share of the above items with respect to equity method investments. Adjusted EPS is considered an important indicator of the operational strength of the Company’s businesses as this measure eliminates amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies.

Free Cash Flow is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Diluted Income per Common Share from Continuing Operations and various cash flow measures (e.g., Cash Provided by Operations from Continuing Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks and film and TV entertainment, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide on a multi-platform basis.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2015 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, February 11, 2015. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
Michael Senno (212) 484-8950

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	December 31, 2014	December 31, 2013
		(recast)
ASSETS
Current assets
Cash and equivalents	$2,618	$1,816
Receivables, less allowances of $1,152 and $1,383	7,720	7,305
Inventories	1,700	1,648
Deferred income taxes	184	369
Prepaid expenses and other current assets	958	559
Current assets of discontinued operations	-	834

Total current assets	13,180	12,531

Noncurrent inventories and theatrical film and television production costs	6,841	7,016
Investments, including available-for-sale securities	2,326	2,009
Property, plant and equipment, net	2,655	3,291
Intangible assets subject to amortization, net	1,141	1,338
Intangible assets not subject to amortization	7,032	7,043
Goodwill	27,565	27,401
Other assets	2,519	2,458
Noncurrent assets of discontinued operations	-	4,912

Total assets	$63,259	$67,999

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,507	$6,754
Deferred revenue	579	542
Debt due within one year	1,118	66
Current liabilities of discontinued operations	-	1,026

Total current liabilities	9,204	8,388

Long-term debt	21,376	20,061
Deferred income taxes	2,204	2,287
Deferred revenue	315	351
Other noncurrent liabilities	5,684	6,324
Noncurrent liabilities of discontinued operations	-	684

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 832 million and 895 million shares outstanding	17	17
Additional paid-in capital	149,282	153,410
Treasury stock, at cost (820 million and 757 million shares)	(42,445)	(37,630)
Accumulated other comprehensive loss, net	(1,164)	(852)
Accumulated deficit	(81,214)	(85,041)

Total Time Warner Inc. shareholders’ equity	24,476	29,904
Noncontrolling interests	-	-

Total equity	24,476	29,904

Total liabilities and equity	$63,259	$67,999

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended		Year Ended
	12/31/14	12/31/13	12/31/14	12/31/13
		(recast)		(recast)

Revenues	$7,525	$7,604	$27,359	$26,461
Costs of revenues	(4,418)	(4,427)	(15,875)	(14,935)
Selling, general and administrative	(1,477)	(1,308)	(5,190)	(4,934)
Amortization of intangible assets	(50)	(58)	(202)	(209)
Restructuring and severance costs	(166)	(51)	(512)	(183)
Asset impairments	(38)	(26)	(69)	(61)
Gain (loss) on operating assets, net	13	(1)	464	129

Operating income	1,389	1,733	5,975	6,268
Interest expense, net	(301)	(300)	(1,169)	(1,189)
Other income (loss), net	13	(51)	(127)	(111)

Income from continuing operations before income taxes	1,101	1,382	4,679	4,968
Income tax provision	(381)	(448)	(785)	(1,614)

Income from continuing operations	720	934	3,894	3,354
Discontinued operations, net of tax	(2)	49	(67)	337

Net income	718	983	3,827	3,691
Less Net loss attributable to noncontrolling interests	-	-	-	-

Net income attributable to Time Warner Inc. shareholders	$718	$983	$3,827	$3,691

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$0.86	$1.03	$4.49	$3.63
Discontinued operations	(0.01)	0.06	(0.07)	0.36

Basic net income per common share	$0.85	$1.09	$4.42	$3.99

Average basic common shares outstanding	836.7	901.9	863.3	920.0

Diluted income per common share from continuing operations	$0.84	$1.01	$4.41	$3.56
Discontinued operations	-	0.05	(0.07)	0.36

Diluted net income per common share	$0.84	$1.06	$4.34	$3.92

Average diluted common shares outstanding	855.7	924.3	882.6	942.6

Cash dividends declared per share of common stock	$0.3175	$0.2875	$1.2700	$1.1500

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31,

(Unaudited; millions)

	2014	2013
		(recast)
OPERATIONS
Net income	$3,827	$3,691
Less Discontinued operations, net of tax	67	(337)

Net income from continuing operations	3,894	3,354
Adjustments for noncash and nonoperating items:
Depreciation and amortization	733	759
Amortization of film and television costs	8,040	7,262
Asset impairments	69	61
Venezuelan foreign currency loss	173	-
Gain on investments and other assets, net	(464)	(65)
Equity in losses of investee companies, net of cash distributions	232	216
Equity-based compensation	219	238
Deferred income taxes	166	759
Changes in operating assets and liabilities, net of acquisitions	(9,381)	(9,326)

Cash provided by operations from continuing operations	3,681	3,258

INVESTING ACTIVITIES
Investments in available-for-sale securities	(30)	(27)
Investments and acquisitions, net of cash acquired	(950)	(495)
Capital expenditures	(474)	(568)
Investment proceeds from available-for-sale securities	25	33
Proceeds from Time Inc. in the Time Separation	1,400	-
Proceeds from the sale of Time Warner Center	1,264	-
Other investment proceeds	148	170

Cash provided (used) by investing activities from continuing operations	1,383	(887)

FINANCING ACTIVITIES
Borrowings	2,409	1,028
Debt repayments	(72)	(762)
Proceeds from exercise of stock options	338	674
Excess tax benefit from equity instruments	179	179
Principal payments on capital leases	(11)	(9)
Repurchases of common stock	(5,504)	(3,708)
Dividends paid	(1,109)	(1,074)
Other financing activities	(173)	(111)

Cash used by financing activities from continuing operations	(3,943)	(3,783)

Cash provided (used) by continuing operations	1,121	(1,412)

Cash provided (used) by operations from discontinued operations	(16)	456
Cash used by investing activities from discontinued operations	(51)	(23)
Cash used by financing activities from discontinued operations	(36)	-
Effect of change in cash and equivalents of discontinued operations	(87)	35

Cash provided (used) by discontinued operations	(190)	468
Effect of Venezuelan exchange rate changes on cash and cash equivalents	(129)	-

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	802	(944)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,816	2,760

CASH AND EQUIVALENTS AT END OF PERIOD	$2,618	$1,816

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended December 31, 2014

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$921	$(2)	$6	$(137)	$-	$788
Home Box Office	394	-	-	-	-	394
Warner Bros.	391	(36)	7	(36)	(7)	319
Corporate	(124)	-	-	-	(2)	(126)
Intersegment eliminations	14	-	-	-	-	14

Time Warner	$1,596	$(38)	$13	$(173)	$(9)	$1,389

Margin(a)	21.2%	(0.5%)	0.2%	(2.3%)	(0.1%)	18.5%
Three Months Ended December 31, 2013 (recast)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$879	$(24)	$-	$-	$(2)	$853
Home Box Office	414	-	(1)	-	-	413
Warner Bros.	576	(2)	-	-	(1)	573
Corporate	(114)	-	-	-	(6)	(120)
Intersegment eliminations	14	-	-	-	-	14

Time Warner	$1,769	$(26)	$(1)	$-	$(9)	$1,733

Margin(a)	23.3%	(0.4%)	-	-	(0.1%)	22.8%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Year Ended December 31, 2014

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$3,106	$(17)	$16	$(137)	$(14)	$2,954
Home Box Office	1,790	(4)	-	-	-	1,786
Warner Bros.	1,248	(41)	7	(36)	(19)	1,159
Corporate	(460)	(7)	441	-	(47)	(73)
Intersegment eliminations	149	-	-	-	-	149

Time Warner	$5,833	$(69)	$464	$(173)	$(80)	$5,975

Margin(a)	21.3%	(0.3%)	1.7%	(0.6%)	(0.3%)	21.8%
Year Ended December 31, 2013 (recast)

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets, Net	Venezuelan Foreign Currency Loss	Other	Operating Income (Loss)
Turner	$3,536	$(47)	$2	$-	$(5)	$3,486
Home Box Office	1,678	-	113	-	-	1,791
Warner Bros.	1,327	(7)	6	-	(2)	1,324
Corporate	(407)	(7)	8	-	12	(394)
Intersegment eliminations	61	-	-	-	-	61

Time Warner	$6,195	$(61)	$129	$-	$5	$6,268

Margin(a)	23.4%	(0.2%)	0.5%	-	-	23.7%

Please see below for additional information on items affecting comparability.

(a)	Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. Operating Income margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliation of

Adjusted EPS to Diluted Income per Common Share from Continuing Operations attributable to

Time Warner Inc. common shareholders

	Three Months Ended		Year Ended
	12/31/14	12/31/13	12/31/14	12/31/13
		(recast)		(recast)

Asset impairments	$(38)	$(26)	$(69)	$(61)
Gain (loss) on operating assets, net	13	(1)	464	129
Venezuelan foreign currency loss	(173)	-	(173)	-
Other	(9)	(9)	(80)	5

Impact on Operating Income	(207)	(36)	142	73

Investment gains (losses), net	87	(6)	30	61
Amounts related to the separation of Time Warner Cable Inc.	(10)	(6)	(11)	3
Amounts related to the disposition of Warner Music Group	2	(1)	2	(1)
Amounts related to the separation of Time Inc.	1	-	3	-
Items affecting comparability relating to equity method investments	(72)	(18)	(97)	(30)

Pretax impact	(199)	(67)	69	106
Income tax impact of above items	81	10	165	(59)

Impact of items affecting comparability on income from continuing operations attributable to Time Warner Inc. shareholders	$(118)	$(57)	$234	$47

Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$720	$934	$3,894	$3,354
Less Impact of items affecting comparability on net income	(118)	(57)	234	47

Adjusted income from continuing operations	$838	$991	$3,660	$3,307

Per share information attributable to Time Warner Inc. common shareholders:
Diluted income per common share from continuing operations	$0.84	$1.01	$4.41	$3.56
Less Impact of items affecting comparability on diluted net income per common share	(0.14)	(0.06)	0.26	0.05

Adjusted EPS	$0.98	$1.07	$4.15	$3.51

Average diluted common shares outstanding	855.7	924.3	882.6	942.6

Asset Impairments

During the three months ended December 31, 2014, the Company recorded asset impairments of $2 million at the Turner segment related to miscellaneous assets and $36 million at the Warner Bros. segment, including $12 million related to a tradename and the remaining amount primarily related to certain fixed assets.

During the year ended December 31, 2014, the Company recorded $69 million of asset impairments consisting of $17 million at the Turner segment related to miscellaneous assets, $4 million at the Home Box Office segment related to an international tradename, $41 million at the Warner Bros. segment, including $12 million related to a tradename and the remaining amount primarily related to various fixed assets and certain internally developed software and $7 million at Corporate related to certain internally developed software.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

During the three months ended December 31, 2013, the Company recorded $26 million of noncash impairments, consisting of $24 million at the Turner segment, of which $18 million related to a building, $4 million related to Turner’s decision in the fourth quarter of 2013 to shut down an entertainment network in Belgium and $2 million related to certain miscellaneous assets, and $2 million at the Warner Bros. segment related to miscellaneous assets.

During the year ended December 31, 2013, the Company recorded noncash impairments of $61 million, consisting of $47 million at the Turner segment, of which $18 million related to certain of Turner’s international intangible assets, $18 million related to a building in South America, $10 million related to programming assets resulting from Turner’s decision to shut down certain of its entertainment networks in Spain and Belgium and $1 million related to miscellaneous assets, $7 million at the Warner Bros. segment related to miscellaneous assets and $7 million at Corporate related to certain internally developed software.

Gain (Loss) on Operating Assets, Net

For the three months and year ended December 31, 2014, the Company recognized gains on operating assets of $6 million at the Turner segment and $7 million at the Warner Bros. segment primarily related to the sale of certain fixed assets. For the year ended December 31, 2014, the Company recognized $16 million of net gains at the Turner segment, reflecting a $13 million gain related to the sale of Zite, Inc., a news content aggregation and recommendation platform, a $4 million gain related to the sale of certain fixed assets, a $2 million gain primarily related to the sale of a building in South America and a $3 million loss related to the shutdown of a business, a $7 million gain at the Warner Bros. segment primarily related to the sale of certain fixed assets and a $441 million gain at Corporate in connection with the sale and leaseback of the Company’s space in Time Warner Center.

For the three months and year ended December 31, 2013, the Company recognized a $1 million reversal and $104 million of gains, respectively, at the Home Box Office segment upon Home Box Office’s acquisition of its former partner’s interests in HBO Asia and HBO South Asia. In addition, for the year ended December 31, 2013, the Company recognized net gains on operating assets of $25 million, including a $2 million gain at the Turner segment on the sale of a building, a $9 million gain at the Home Box Office segment upon Home Box Office’s acquisition of its former partner’s interest in HBO Nordic, a $6 million gain at the Warner Bros. segment on miscellaneous operating assets and an $8 million gain at Corporate on the disposal of certain corporate assets.

Venezuelan Foreign Currency Loss

Certain of the Company’s divisions conduct business with third parties located in Venezuela and, as a result, the Company holds net monetary assets denominated in Venezuelan Bolivares Fuertes (“VEF”) that primarily consist of cash and accounts receivable. As of December 31, 2014, there were three legal foreign currency exchange systems administered by the Venezuelan government, each with a different exchange rate: (i) the fixed official government rate as published by the Central Bank of Venezuela, which as of December 31, 2014 was 6.3 VEF to each U.S. Dollar, (ii) the variable, auction-based SICAD 1 rate, which as of December 31, 2014 was 12 VEF to each U.S. Dollar and (iii) the variable, transaction-based SICAD 2 rate, which as of December 31, 2014 was approximately 50 VEF to each U.S. Dollar. Because of Venezuelan government-imposed restrictions on the exchange of VEF into foreign currency in Venezuela, the Company has not been able to convert VEF earned in Venezuela into U.S. Dollars through the official government rate. Further, the Company has not been able to access the SICAD 1 and SICAD 2 exchanges due to government requirements and restrictions on participation in the exchanges, including a requirement that an entity be domiciled in Venezuela to participate.

Prior to December 31, 2014, the Company used the official government exchange rate to remeasure its VEF-denominated transactions and balances. This was principally due to the Company’s inability to access the SICAD 1 and SICAD 2 exchange systems, as noted above, as well as a lack of clarity about those exchange systems’ stability and transaction volume. During the fourth quarter of 2014, the Company considered information about the companies that were able to access the three exchange systems during 2014 and the fact that the SICAD 1 and SICAD 2 exchanges continued to operate, as well as the state of the Venezuelan economy, which has been negatively impacted by significantly lower oil prices and which the Venezuela Central Bank confirmed in late December 2014 had entered a recession. Based on these factors, as of December 31, 2014, the Company concluded that the SICAD 2 exchange rate was the most appropriate legal exchange rate for the Company’s business activities conducted in VEF. Accordingly, beginning on December 31, 2014, the Company began using the SICAD 2 rate to remeasure its VEF-denominated transactions and balances and, for the three months and year ended December 31, 2014, recognized a pretax foreign exchange loss of $137 million at the Turner segment and $36 million at the Warner Bros. segment. The Venezuelan foreign currency loss is included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Other

For the three months and year ended December 31, 2014, Other reflects external costs related to mergers, acquisitions or dispositions of $9 million and $80 million, respectively, which consisted of $0 and $14 million, respectively, at the Turner segment primarily related to exit costs in connection with the shutdown of CNN Latino, $7 million and $19 million, respectively, at the Warner Bros. segment primarily related to the acquisition of Eyeworks Group’s operations outside the U.S. and $2 million and $47 million, respectively, at Corporate primarily related to the legal and structural separation of Time Inc. from the Company (the “Time Separation”).

For the three months and year ended December 31, 2013, Other reflects external costs related to mergers, acquisitions or dispositions of $9 million and $33 million for the three months and year ended December 31, 2013, respectively, primarily related to the Time Separation. Other also includes a gain of $38 million for the three months and year ended December 31, 2013 at Corporate related to the curtailment of certain post-retirement benefits (the “Curtailment”).

External costs related to mergers, acquisitions or dispositions and the gain related to the Curtailment are included in Selling, general and administrative expenses in the accompanying Consolidated Statement of Operations.

Investment Gains (Losses), Net

For the three months ended December 31, 2014, the Company recognized $87 million of investment gains, net consisting of $88 million of gains related to fair value adjustments to warrants to purchase common stock of Central European Media Enterprises Ltd. (the “CME Warrants”) held by the Company and $1 million of net miscellaneous investment losses. For the year ended December 31, 2014, the Company recognized $30 million of net miscellaneous investment gains, consisting of $29 million of gains related to fair value adjustments to the CME Warrants and $1 million of net miscellaneous investment gains.

For the three months and year ended December 31, 2013, the Company recognized $6 million of net miscellaneous investment losses. For the year ended December 31, 2013, the Company also recognized $67 million of net miscellaneous investment gains consisting of a $65 million gain on the sale of the Company’s investment in a theater venture in Japan, which included a $10 million gain related to a foreign currency contract, and a $2 million net noncash gain associated with an option to acquire securities that was terminated during the third quarter of 2013.

Amounts Related to the Separation of Time Warner Cable Inc.

The Company recognized other expense of $1 million for the year ended December 31, 2014 and other income of $10 million for the year ended December 31, 2013, related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. (“TWC”) employees, which has been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

The Company also recognized other expense of $10 million for both the three months and year ended December 31, 2014 and other expense of $6 million and $7 million for the three months and year ended December 31, 2013, respectively, related to changes in the value of a TWC tax indemnification receivable, which has also been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Amounts Related to the Disposition of Warner Music Group

The Company recognized other income of $2 million for both the three months and year ended December 31, 2014 and losses of $1 million for both the three months and year ended December 31, 2013, primarily related to a tax indemnification obligation associated with the disposition of Warner Music Group in 2004. These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Amounts Related to the Time Separation

For the three months and year ended December 31, 2014, the Company recognized $1 million and $3 million, respectively, of other income related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by certain Time Inc. employees.

Items Affecting Comparability Relating to Equity Method Investments

For the three months and year ended December 31, 2014, the Company recognized $61 million and $70 million, respectively, as its share of discontinued operations recognized by an equity method investee as well as $15 million and $27 million, respectively, as its share of a loss on the extinguishment of debt recognized by an equity method investee. In addition, for the three months ended December 31, 2014, the Company reversed its share of costs related to a government investigation of an equity method investee of $4 million that was recorded earlier in 2014.

For the three months ended December 31, 2013, the Company recognized $18 million as its share of noncash impairments recognized by an equity method investee. In addition, for the year ended December 31, 2013, the Company recognized $12 million as its share of a noncash loss on the extinguishment of debt recognized by the equity method investee.

These amounts have been reflected in Other income (loss), net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. Such estimated tax provision or tax benefit can vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain items.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash Provided by Operations from Continuing Operations to Free Cash Flow

	Three Months Ended		Year Ended
	12/31/14	12/31/13	12/31/14	12/31/13
		(recast)		(recast)

Cash provided by operations from continuing operations	$1,007	$690	$3,681	$3,258
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	16	9	76	231
Add excess tax benefits from equity instruments	41	25	179	179
Less capital expenditures	(158)	(272)	(474)	(568)
Less principal payments on capital leases	(3)	(3)	(11)	(9)

Free Cash Flow	$903	$449	$3,451	$3,091

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include television networks and film and TV entertainment. Time Warner classifies its operations into three reportable segments: Turner: consisting principally of cable networks and digital media properties; Home Box Office: consisting principally of premium pay television services domestically and premium pay and basic tier television services internationally; and Warner Bros.: consisting principally of television, feature film, home video and videogame production and distribution.

On June 6, 2014, the Company completed the legal and structural separation of the Company’s Time Inc. segment from the Company (the “Time Separation”). With the completion of the Time Separation, the Company disposed of the Time Inc. segment in its entirety and ceased to consolidate its assets, liabilities and results of operations in the Company’s consolidated financial statements. Accordingly, the Company has recast its financial information to present the financial condition and results of operations of its former Time Inc. segment as discontinued operations in the Company’s consolidated financial statements for all periods presented.

In connection with the Time Separation, the Company received $1.4 billion from Time Inc., consisting of proceeds relating to Time Inc.’s acquisition of the IPC publishing business in the U.K. from a wholly-owned subsidiary of Time Warner and a special dividend.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended		Year Ended
	12/31/14	12/31/13	12/31/14	12/31/13
		(recast)		(recast)

Intersegment Revenues
Turner	$25	$20	$101	$85
Home Box Office	9	9	36	14
Warner Bros.	201	171	824	625

Total intersegment revenues	$235	$200	$961	$724

Note 3. WARNER BROS. HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended		Year Ended
	12/31/14	12/31/13	12/31/14	12/31/13

Home video and electronic delivery of theatrical product revenues	$578	$847	$1,913	$2,118
Home video and electronic delivery of television product revenues	216	261	584	719